Exhibit 16.1

Baker Tilly US, LLP
18500 Von Karman Avenue, 10th Flr.
Irvine, CA 92612
United States of America

T: +1 (949) 222-2999
February 23, 2022	F: +1 (949) 222-2289
bakertilly.com

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by EACO Corporation which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of EACO Corporation, dated February 23, 2022. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

BAKER TILLY US, LLP

Baker Tilly US, LLP, trading as Baker Tilly, is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities. © 2020 Baker Tilly US, LLP